EXHIBIT 10.1

AMENDMENT TO

401(k) PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”) as follows:

1. Effective January 1, 2009, Section 10(b)(i), Forfeitures, shall be amended by deleting the second sentence thereof and inserting the following in lieu thereof:

“Notwithstanding the foregoing, if a Participant who terminates employment shall subsequently be rehired before incurring five consecutive One Year Breaks, the amount so forfeited shall be restored to such Participant’s Accounts without adjustment for income, gains or losses as provided herein. If the Participant is rehired before incurring a One Year Break, his Accounts shall be restored as soon as administratively feasible after his return to employment with the Company. If the Participant is rehired after incurring a One Year Break, but before incurring five consecutive One Year Breaks, his Accounts shall be restored as soon as administratively feasible after the date he is credited with one Year of Service after his return to employment with the Company. All such restorations shall be made from forfeitures arising in the Plan Year in which the restoration occurs and, to the extent necessary, from a special Company contribution which shall be made for that purpose.”

2. Effective March 31, 2009, Appendix B of the 401(k) Plan, Morgan Stanley Participating Companies, shall be amended by adding the following paragraph to the end of the FrontPoint Partners LLC and FrontPoint Management Inc. subsection thereof:

“The FrontPoint Partners LLC 401(k) Savings Plan (the “FrontPoint Plan”) shall be merged with and into the Plan effective on March 31, 2009. The contributions, benefits and other rights of Participants in the FrontPoint Plan with respect to the period prior to such merger are determined under the terms of the FrontPoint Plan as in effect prior to its merger with the Plan. Any person who was covered under the FrontPoint Plan prior to its merger with the Plan and who was entitled to benefits under the provisions of the FrontPoint Plan as in effect prior to its merger with the Plan shall continue to be entitled to the same amount of accrued benefits without change under the Plan, and such benefits under the provisions of the FrontPoint Plan shall vest in accordance with the provisions of the FrontPoint Plan in effect immediately prior to such merger or, if sooner, in accordance with the provisions of this Plan; provided, however, that effective on March 31, 2009 for benefits with annuity starting dates beginning on or after March 31, 2009, the forms of distribution (including for these purposes, the time, manner and medium of distribution) available with respect to such accrued benefits shall be the forms of distribution available under the otherwise applicable provisions of the Morgan Stanley 401(k) Plan (plus any other forms of distribution that were available under the FrontPoint Plan immediately prior to March 31, 2009 and that may not be eliminated under Code section 411(d)(6)).”

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 27th day of March, 2009.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY
Title:	Global Head of Human Resources

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